Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of ActionPoint, Inc., on Forms S-8 (File No.'s 333- 30164, 333-87511, 333-72527, 333-60993, 333-45731, 333-39181, 333-09727 and 333- 41088) of our report dated January 29, 2001, relating to the financial statements and financial statement schedule which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

March 30, 2001